EXHIBIT 10.43
Memorandum of Understanding
11 September 2006

AmerAlia, Inc.
The Jacqueline B. Mars Trust
Robert C. Woolard & Charles D. O’Kieffe

Pursuant to our recent discussion and negotiation regarding the proposed Recapitalization of Natural Soda Holdings, Inc. (“NSHI”) and its associated companies, Natural Soda, Inc. and AmerAlia, Inc. (“NSI” and “AmerAlia”), we wish to memorialize the key points we have agreed to date so as to demonstrate to the Sentient entities our level of commitment and intent to finalize the recapitalization of NSHI and related companies as set out below.

Preamble

1)
Sentient has agreed to convert all of (i) its Series A debentures and all accrued interest thereon, (ii) its Series B1 and B2 debentures and all accrued interest thereon, (iii) its entitlement to contingent interest, and (iv) the outstanding $1,000,000 working capital loan provided to NSI and interest thereon, into an approximate 49% direct equity interest in NSI.

2)
In the event of a sale of NSI, to protect Sentient from an unfavorable sale price, Sentient will be granted an option to increase its share of the sale proceeds at the time of sale. This option will be capped at the lesser of (a) 66% of the sale proceeds or (b) a maximum additional realized value to Sentient of $18,000,000 as a result of the sale. By way of illustration, the Sentient option would result in an increase of Sentient’s share of proceeds to 66% only if a sale price were negotiated at or below approximately $105,900,000 since this is the number at which Sentient’s 66% has its maximum $18 MM value.  Any sale price above this level caps the value of Sentient’s increased share of proceeds at $18 MM.

3)
AmerAlia is requesting that Sentient redeem the principal amount of the NSHI Series A Debenture held by AmerAlia. As an incentive to Sentient to provide this additional funding, the $18,000,000 cap described in item 2 above may be increased to $22,000,000.

4)
To protect all shareholders of NSI, both NSHI and Sentient will have drag along and tag along rights in similar form to those rights defined in the Securityholder agreement between the Sentient entities, NSHI and AmerAlia and described in AmerAlia’s SEC filings - included here as Exhibit A.

5)
An integral part of the recapitalization plan is the replacement of the BLM land reclamation bonds currently guaranteed by Mars Trust. This is an obligation of NSI even though the Mars Trust guaranty is currently secured by a Series A Debenture issued by NSHI to NSI.

6)	NSHI will be the sole shareholder of all NSI shares not held by Sentient.

7)
The value of the NSHI holding in NSI must be determined and also the resulting value of equity in NSHI. Sentient has placed a value of approximately $60,000,000 on its exchange of debt for a 49% interest in NSI (see item 1 above). This implies an overall value slightly in excess of $120,000,000 for all of NSI. After the exchange of the Sentient obligations for equity in NSI, it is expected that there will not be any remaining inter-company loans between NSHI and NSI. Also, that the net balance of any remaining loan accounts between AmerAlia and NSHI will not be materially significant. Consequently, for purposes of this recapitalization an overall value of NSI shall be deemed to be $100,000,000 and NSHI’s share of this value shall be deemed to be $51,000,000.

8)	NSHI currently has 420,000 shares of common stock issued and outstanding.

General Statements of Agreement:

9)	The Jacqueline B. Mars Trust (the “Trust”) has advanced funds to AmerAlia and guaranteed a loan from the Bank of America as follows:
•	Promissory Note dated March 1, 2004 for $469,628;
•	A number of additional promissory notes issued under a guaranty agreement;
•	Advances for travel and legal fees of approximately $16,800;
•	Loan from the Bank of America for $9,921,583;
•
The estimated total amount of these obligations due to the Trust and the Bank of America together with accrued interest, collectively known as “the Trust Debts”, as at September 30, 2006 will be approximately $11,930,000.

•
The Trust has agreed to repay the Bank of America loan and convert the Trust Debts into a direct common equity interest in NSHI. The replacement of the BLM bonding currently guaranteed by the Trust is a pre-condition to the conversion of the Trust Debts into NSHI common stock.

10)	The Trust shall retain its common shares representing approximately 46% of AmerAlia and agree to a waiver of its voting rights on these shares for some time mutually agreed by the Trust and AmerAlia.

11)
Messrs Woolard and O’Kieffe hold Series C Debenture Secured Promissory notes and an additional unsecured promissory note, also issued by AmerAlia, which have a total balance owing of principal and accrued interest estimated to be approximately $2,739,000 as at September 30, 2006. These obligations are collectively known as the “W/OK notes”. Woolard and O’Kieffe have agreed to convert their W/OK notes into NSHI common stock.

12)
AmerAlia holds NSHI Series A Preferred stock with a liquidation value estimated to be $6,355,000 as at September 30, 2006. AmerAlia agrees to hold a meeting of NSHI stockholders to authorize an amendment to NSHI’s Articles of Incorporation to enable the conversion of the preferred stock into common stock on the same basis as the Trust Debts and the W/OK notes.

13)
NSHI has issued Series A Debentures for $4,375,000 to AmerAlia and accrued interest thereon is estimated to be approximately $751,000 as at September 30, 2006. AmerAlia has used its NSHI Series A Debenture (“Series A Debentures”) to secure promissory notes (known as “Series A Notes”) issued to various investors.

14)
Should Sentient not fund the redemption of the remaining Series A Debentures due to AmerAlia in exchange for an increase in the $18 MM as proposed in item 2. above, AmerAlia will convert the Series A Debenture and its accrued interest into NSHI common stock on the same basis as the Trust Debts and W/OK notes and raise new capital to fund the repayment of its Series A Notes.

15)	AmerAlia will assume all responsibility to fund the repayment of NSHI’s current creditors for past due amounts still outstanding.

16)
Discrete share certificates of NSHI’s common stock reflecting each party’s direct ownership interest will be held by AmerAlia, the Trust, and Robert C. Woolard/Charles D. O’Kieffe and a definitive shareholder agreement will be executed by all shareholders. The shareholder agreement shall determine the conduct of the parties and the management of NSHI concerning, amongst other things:

•	The appointment of a Board of Directors representative of the relative ownership of the company held by each shareholder.
•	The distribution of free cash flow to shareholders whether by dividends or from funds of any other nature representing profits paid by NSI to NSHI.
•	The obligations of shareholders to contribute additional capital to NSHI to support NSHI’s share of any additional capital investment in NSI.

•
NSHI shares must be convertible into NSI shares at some future date upon the occurrence of specific triggering events. These events are the bankruptcy of AmerAlia or the failure of NSI to remit its free cash flow to its shareholders according to criteria still to be determined.

•	AmerAlia’s first right of refusal to acquire NSHI shares offered for sale by other shareholders.

17)
NSI shall execute a formal management contract with AmerAlia and AmerAlia shall be compensated for these services directly by NSI. Such funds shall not be flowed through NSHI nor be subject to any claim by NSHI shareholders.

18)	The resulting equity value of NSHI must be apportioned to the three shareholder entities consisting of AmerAlia, the Trust, and Woolard/O’Kieffe by some equitable and justifiable means.

19)
NSI and NSHI may both have to be re-incorporated as LLCs to provide workable tax treatment of funds flowing from NSI operations to Sentient and the NSHI shareholders. This issue shall be left to the company taxation advisors for final determination.

20)
All parties to this Memorandum acknowledge that there may be final fine tuning of the dollars and percentages contained herein based upon their determination as of September 30, 2006; and once determined shall form the basis for calculating the number of shares of common stock issued in satisfaction of those obligations.

Apportionment of shares within NSHI:

21)  The method of apportioning the shares of ownership in NSHI shall be such as to retain dollar for dollar the value of the principal amount and accrued interest. The allocation of shares to the Trust and Woolard/O’Kieffe shall be based upon the percentage that their total principal and accrued interest represents of the $51,000,000 valuation of the NSHI holdings in NSI.

22)  Subject to final determination and accruals, the value of the Woolard/O’Kieffe C notes and accrued interest will be approximately $2,739,000.

23)  Subject to final determination and accruals, the value of the Trust Debts will be approximately $11,930,000.

24)  Subject to final determination, the liquidation preference of AmerAlia’s preferred stock will be approximately $6,355,000.

25)  The Series A Debentures and accrued interest due to AmerAlia will be approximately $4,375,000 + 751,000 = $5,126,000.

26)  Using these numbers (once again subject to final adjustment) and the $51 MM valuation, the resulting post-recapitalization allocation for the determination of the ownership of NSHI, assuming all obligations are exchanged for common stock, will be:

	Estimated obligation	Outcome if all converted to common stock
		# Shares	%
Series A Debentures	$ 4,375,000	73,885	8.6
Series A Interest	751,000	12,683	1.5
Mars Trust	11,930,000	201,473	23.4
Woolard/O’Kieffe	2,739,000	46,256	5.4
AmerAlia - preferred stock	6,355,000	106,987	12.4
AmerAlia current shareholding	24,850,000	420,000	45.9
	$51,000,000	861,283	100.0

            On this basis, AmerAlia’s fully converted shareholding in NSHI (assuming the entire conversion of the Series A Debentures and interest) will be 613,555 shares equal to 71.2% of the company.

The Trust’s continuing 46% interest in AmerAlia (its common share holding) translates to a 32.8% indirect interest in NSHI (46% x 71.2%). When combined with its direct interest of 23.4%, its total interest in NSHI (both direct and indirect combined) will be 56.2%.

On this basis, NSHI will issue a further 441,283 shares of its common stock at $59.214 per share.

27)  However, if NSI is sold and the sale proceeds are less than the threshold of $105,900,000 identified in item 2 above, the share of sale proceeds attributable to the Trust and Woolard/O‘Kieffe on the basis of the percentage ownership shown in the table in item 26 above will be determined as though no additional share of the proceeds is payable to Sentient.

           The parties identified below hereby acknowledge by signature below their agreement with the provisions of this Memorandum of Understanding as set forth above:

For AmerAlia, Inc.:

/s/ Bill H Gunn________________
Bill H. Gunn

For the Jacqueline B. Mars Trust:

/s/ Roderick M Hills____________
Roderick M. Hills

For Robert C. Woolard:

/s/ Robert C Woolard_________
Robert C. Woolard

For Charles D. O’Kieffe:

/s/ Charles D O’Kieffe__________
Charles D. O’Kieffe

EXHIBIT A

Drag Along & Tag Along Rights

The drag along and tag along rights apply to the Sentient Entities and to AmerAlia if the Sentient Entities own NSI common stock and the remaining Series B1 Debentures have been repaid. They are defined in the Securityholder Agreement.

Under the drag along rights, if the Sentient Entities wish to sell all (and not less than all) of the shares of NSI common stock they own, the Sentient Entities shall make a written offer to sell the shares to AmerAlia naming a price and the terms of purchase. If AmerAlia does not elect irrevocably and in writing to purchase the shares within 30 days, the Sentient Entities may complete the sale of the shares to a third party at the same price and on the same terms within 90 days of AmerAlia’s receipt of the written offer. The Sentient Entities may further require that AmerAlia or NSHI sell all the shares of NSI common stock they own to the third party on the same terms. If the AmerAlia shareholders are required to approve the sale of the NSI common stock by AmerAlia and fail to do so, then there is a mechanism whereby the Sentient Entities can gain a majority of the board and a majority of the common stock of NSHI. Thereafter, the Sentient Entities shall have 90 days to complete the sale of the shares to the third party. If the Sentient Entities are unable to complete the sale within that time, the Sentient Entities will rescind the actions that gave them control.

Alternatively, under the tag along rights, if AmerAlia wishes to sell the NSI shares of common stock it owns, AmerAlia shall make a written offer to the Sentient Entities naming a price and terms. If the Sentient Entities do not elect irrevocably and in writing to purchase the shares within 30 days, AmerAlia may complete the sale of the shares to a third party at the same price and on the same terms within 90 days of the Sentient Entities receipt of the written offer, provided that the Sentient Entities may require the purchaser to purchase its shares at the same price and on the same terms. If the purchaser will not buy the shares held by the Sentient Entities, AmerAlia may not sell its shares unless AmerAlia buys the Sentient Entities shares on the same terms and conditions.